Exhibit 10.66

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) dated as of                        , 2010, is entered into by and between Generac Power Systems, Inc. (the “Company”) and Dawn Tabat (“Executive”).

WHEREAS, the Company and Executive are party to that certain Employment Agreement dated as of November 10, 2006 (the “Agreement”); and

WHEREAS, the Company desires that Executive continue to serve as the Chief Operating Officer of the Company and Executive desires to continue to serve the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Employee hereby amend the Agreement as follows:

1.                                       Wherever it is used in the Agreement, the defined term “Board” shall refer to the Board of Directors of Generac Holdings Inc., and not to the Board of Directors of the Company.

2.                                       Notwithstanding anything to the contrary, wherever it is used in the Agreement, the defined term “Non-Competition Agreement” shall mean the confidentiality, non-competition and intellectual property agreement dated as of November 10, 2006 by and between the Company and Executive.

3                                          Section 1(b) of the Agreement is hereby amended by changing “one or more subsidiaries of the Company” to “the Company or its parent entities” where the former appears in such Section.

4.                                       Section 1(c) of the Agreement is hereby amended by adding the words “and parent entities” immediately following the word “subsidiaries” where the later appears in such Section.

5.                                       Section 4(a)(iv)(A) of the Agreement is hereby deleted in its entirety and replaced with the following clause:

(A)                              a reduction, in excess of five percent (5%), of Executive’s Base Salary as in effect from time to time or target Annual Bonus opportunity, excluding across the board reductions affecting all senior executives of the Company;

6.                                       Section 4(a)(iv)(B) of the Agreement is hereby amended by adding the words “within ninety (90) days of the occurrence of such diminution and” between the words “delivered” and “in” where they appear in such Section.

7.                                       Section 5 of the Agreement is hereby amended by changing “as soon as practicable” to “within thirty (30) days” in each instance where the former appears in such Section.

8.                                       The following sentence is hereby added to the end of Section 5(d) of the Agreement:

Notwithstanding the foregoing, in the event that the Company is prohibited from providing any of the Continued Benefits pursuant to the terms of such programs or applicable law, the Company shall reimburse Executive (or her surviving spouse and dependants if applicable) for the cost of obtaining comparable coverage.

9.                                       The following paragraph is hereby added as a new Section 5(e) of the Agreement:

Execution of Release.  Notwithstanding anything to the contrary, all payments and benefits provided pursuant to Section 5(c) and Section 5(d) hereof, other than accrued but unpaid Base Salary and vacation pay through the Termination Date, shall be subject to Executive executing an effective Release within sixty (60) days following the Termination Date and Executive’s continued compliance with the Non-Competition Agreement.  For avoidance of a doubt, payment of unpaid Base Salary and vacation pay through the Termination Date (if any) shall not be subject to the execution of an effective Release.

10.                                 Section 20 of the Agreement is hereby deleted in its entirety and replaced with the following paragraphs:

(a)                                  Six Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to Executive in connection with her employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) and Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive’s Termination Date (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six (6) month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by Executive during such six (6) month period promptly after its conclusion.

(b)                                 Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.  The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A.  If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A.

(c)                                  Termination as a Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(d)                                 Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(e)                                  Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)                                    Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

11.                                 The first sentence of the third paragraph of Exhibit A is hereby amended by changing “It is further understood and agreed that you are waiving any right to initiate an action in state or federal court” to “Your understand and agree that this Release is intended to include all claims” where the former appears in such paragraph.

12.                                 The first sentence of the fourth paragraph of Exhibit A is hereby deleted in its entirety.

13.                                 Section 21(a) of Exhibit B is hereby amended by deleting “without the prior consent of an authorized officer of the Company (except for disclosures to persons acting on the Company’s behalf with a need to know such information), under any circumstances where Confidential Information so disclosed or used is reasonably likely to be used anywhere on behalf of any Competitive Business” where it appears in such Section.

14.                                 Section 21(d) of Exhibit B is hereby amended by adding “or Trade Secrets” after “Confidential Information” in each instance where the later appears in such Section.

15.                                 All other provisions of the Agreement not specifically amended in this Amendment shall remain in full force and effect.

16.                                 This Amendment may be executed in multiple counterparts, which, when taken together, shall constitute one instrument.

*         *         *

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Executive has executed this Amendment, as of the date first written above.

GENERAC POWER SYSTEMS, INC.

By:
Name: Aaron Jagdfeld
Title: Chief Executive Officer

EXECUTIVE

By:
Name: Dawn Tabat

SIGNATURE PAGE TO

D TABAT EMPLOYMENT AGREEMENT AMENDMENT